Exhibit 10.2

RULES OF THE

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

FOR SHARE AWARDS GRANTED TO PARTICIPANTS IN FRANCE

Approved by Shareholders on October 19, 2016

I.  GENERAL.

1.  Introduction.

The Board of Directors (the “Board”) of Seagate Technology plc (the “Company”) has established the 2012 Equity Incentive Plan (the “U.S. Plan”) for the benefit of certain eligible persons, including employees of the Company and its Affiliates, including its Affiliates in France (each, a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

Sections 3.2(viii) and 3.2(vii) of the U.S. Plan specifically authorize the Board to adopt sub-plans and/or special terms applicable to Share Awards granted to participants outside the United States and to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the U.S. Plan. Pursuant to Section 3.3(i) of the U.S. Plan, the Board has delegated administration of the U.S. Plan to a committee (the “Committee”) which has delegated certain of its administrative powers to a subcommittee (the Benefits Administrative Committee or the “Committee’s Delegate”), including the power to adopt sub-plans for the purpose of taking advantage of certain tax treatment available to participants outside the U.S. The Committee’s Delegate has determined that it is appropriate and desirable to establish a sub-plan for the purposes of permitting share options, restricted share units and performance share units granted to qualifying participants of a French Entity that qualify for specific tax and social security treatment in France. The Committee’s Delegate, therefore, intends to establish a sub-plan to the U.S. Plan for the purpose of granting Options (as defined in Section I.2(f) below) that qualify for the specific tax and social security treatment in France applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”), and Restricted Share Units (as defined in Section I.2(g) below) and Performance Share Units (as defined in Section I.2(h) below) that qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (such Restricted Stock Units and Performance Share Units collectively referred to herein as “French-qualified RSUs”), to qualifying participants of a French Entity who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).

The terms of the U.S. Plan applicable to Nonstatutory Share Options (as defined in the U.S. Plan), Restricted Share Units (as defined in the U.S. Plan) and Performance Share Units (as defined in the U.S. Plan), as set out in Appendix 1 hereto, subject to the limitations set forth herein, shall constitute the Rules of the Seagate Technology Public Limited Company 2012 Equity Incentive Plan for Share Awards Granted to Participants in France (the “French Sub-Plan”).

Under the French Sub-Plan, qualifying participants selected at the Committee’s discretion will be granted Options, Restricted Share Units and Performance Share Units only as such terms are defined in Section I.2 hereunder. The provisions of the U.S. Plan permitting the grant of Restricted Share Bonus awards, Share Appreciation Right awards, Phantom Share Unit awards, Performance Share Bonus awards, Deferred Share Unit awards and Other Share-Based Awards and all other provisions related exclusively to these types of awards are not applicable to grants made under this French Sub-Plan. The Options, Restricted Share Units and Performance Share Units granted under this French Sub-Plan will be granted solely with respect to ordinary shares of the Company.

The provisions under Parts I and IV of this French Sub-Plan shall apply both to French-qualified Options and to French-qualified RSUs. The provisions under Part II of this French Sub-Plan apply only to the grant of French-qualified Options, and the provisions under Part III of this French Sub-Plan apply only to French-qualified RSUs.

2.  Definitions.  Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)           For French-qualified Options, the term “Closed Period” shall mean, as set forth in Section L. 225-177 of the French Commercial Code: (i) ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company, or (ii) the period as from the date the corporate management of the Company possesses confidential information which, if disclosed to the public, could significantly impact the quotation price of the Ordinary Shares, until ten quotation days after the day such information is disclosed to the public, or (iii) twenty quotation days following a distribution of a dividend (i.e., the ex-dividend date) or of a general right to subscribe to Ordinary Shares (i.e., a rights offering).

For French-qualified RSUs, the term “Closed Period” shall mean, as set forth in Section L. 225-197-1 of the French Commercial Code: (i) ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company, or (ii) the period as from the date the corporate management of the Company possesses confidential information which, if disclosed to the public, could significantly impact the quotation price of the Ordinary Shares, until ten quotation days after the day such information is disclosed to the public.

If French law or regulations are amended after adoption of this French Sub-Plan to modify the definition and/or applicability of the Closed Period to French-qualified Options and/or French-qualified RSUs, such amendment shall become applicable to any French-qualified Options and French-qualified RSUs granted under this French Sub-Plan, to the extent permitted or required by French law.

(b)           The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c)           The term “Effective Grant Date” shall mean the date on which the Option is effectively granted (i.e., the date on which the condition precedent of the expiration of a Closed Period applicable to the Option, if any, is satisfied, which is the first day following any Closed Period). Such condition precedent shall be satisfied when the Board, Committee or other authorized corporate body shall determine that the grant of Options is no longer prevented because of the existence of a Closed Period. If the Grant Date does not occur within a Closed Period, the “Effective Grant Date” shall be the same day as the “Grant Date.”

(d)           The term “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French Labor Code, as amended, and subject to the fulfillment of related conditions.

(e)           The term “Grant Date” shall be the date on which the Committee both (i) designates the French Participants, and (ii) specifies the material terms and conditions of the French-qualified Options or French-qualified RSUs, including the number of Shares subject to the French-qualified Options or French-qualified RSUs, the conditions for vesting of the French-qualified Options or French-qualified RSUs, the conditions for exercising the French-qualified Options and any restrictions on the sale of the Shares subject to the French-qualified Options or French-qualified RSUs.

(f)            The term “Option” shall mean a Nonstatutory Share Option (as defined in the U.S. Plan) that includes both:

(i)            purchase share options (rights to acquire Shares repurchased by the Company prior to the date on which the Options become exercisable); and

(ii)           subscription share options (rights to subscribe for newly-issued Shares).

(g)           The term “Restricted Share Unit” shall mean an award, pursuant to which the Company will deliver one Share for each Restricted Share Unit granted to a French Participant for no consideration (excepting a Nominal Value payment for such Share where required by Irish corporate law which shall be within the limits set forth by French tax regulations applicable to French-qualified RSUs), provided that any conditions established by the Committee for the lapse of restrictions with respect to such Restricted Share Unit have been satisfied, and for which any dividend and voting rights attach only upon the issuance of Shares.

(h)           The term “Performance Share Unit” shall mean an award, pursuant to which the Company will deliver a number of Shares to a French Participant for no consideration (excepting a Nominal Value payment for such Share where required by Irish corporate law which shall be within the limits set forth by French tax regulations applicable to French-qualified RSUs), provided that any conditions established by the Committee for the lapse of restrictions with respect to such Performance Share Unit have been satisfied, and for which any dividend and voting rights attach only upon the issuance of Shares.

(i)            The term “Vesting Date” shall mean the date on which the Shares subject to the French-qualified RSUs become non-forfeitable.

3.  Eligibility to Participate.

(a)           Subject to Section I.3(c) below, any individual who, on the Grant Date of the French-qualified Option or the French-qualified RSU, as applicable, and to the extent required under French law, is a current salaried employee employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Entity (subject to Section I.3(b) below) shall be eligible to receive, at the discretion of the Committee, French-qualified Options and/or French-qualified RSUs under this French Sub-Plan, provided he or she also satisfies the eligibility conditions of Article V of the U.S. Plan.

(b)           Neither French-qualified Options nor French-qualified RSUs may be issued to an officer of a French Entity, other than the managing corporate officers (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the officer is employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity, as defined by French law. The Committee, in its discretion, may impose additional restrictions upon the exercise of the French-qualified Options and upon the holding and sale of Shares issued upon the vesting of the French-qualified RSUs or the exercise of the French-qualified Options granted to a French Participant who qualifies as a managing corporate officer of the Company as defined under French law (i.e., “mandataires sociaux” as set forth above).

(c)           French-qualified Options and French-qualified RSUs may not be issued under the French Sub-Plan to French Participants who own more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate officers of a French Entity. Grants of French-qualified Options and French-qualified RSUs under this French Sub-Plan may not result in any French Participant’s owning more than ten percent (10%) of the Company’s share capital.

4.  Delivery of Shares Only.  Only Shares, and not the cash equivalent in lieu of such Shares, may be delivered to any French Participant pursuant to the French-qualified Options and French-qualified RSUs granted under this French Sub-Plan.

5.  Non-Transferability.  Except in the case of death, neither French-qualified Options nor French-qualified RSUs may be sold, assigned, transferred, pledged or otherwise encumbered to a party other than the French Participant to whom the Award is granted. The French-qualified Options are exercisable only by the French Participant during his or her lifetime, subject to Sections II.3(c) and II.4 below. The Shares underlying the French-qualified RSUs shall be issued only to the French Participant during his or her lifetime, subject to Sections III.1(a) and III.3 below.

6.  Disqualification of French-Qualified Options and French-Qualified RSUs.  If, following the grant, changes are made to the terms and conditions of the French-qualified Options and/or French-qualified RSUs due to any applicable legal requirements or a decision of the Company’s shareholders, the Board or the Committee, the Options, Restricted Share Units and/or Performance Share Units may no longer qualify as French-qualified Options and French-qualified RSUs. If the Options, Restricted Share Units and/or Performance Share Units no longer qualify as French-qualified Options and/or French-qualified RSUs, the Committee may determine, in its sole discretion, to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options, the vesting of the Restricted Share Units or Performance Share Units or to the sale of the Shares underlying the Options, Restricted Share Units and/or Performance Share Units, which restrictions have been imposed under this French Sub-Plan or in the applicable Share Award Agreement delivered to the French Participant.

7.  Employment Rights.  The adoption of this French Sub-Plan (a) shall not confer any employment rights upon the French Participants or any employees of a French Entity, and (b) shall not be construed as a part of any employment contracts that a French Entity has with its employees.

8.  Amendments.  Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate this French Sub-Plan at any time in accordance with applicable French law.

II.  FRENCH-QUALIFIED OPTIONS.

1.  Closed Period.  French-qualified Options may not be granted during a Closed Period to the extent that such Closed Periods are applicable to French-qualified Options granted by the Company. If the Grant Date were to occur during an applicable Closed Period, the Effective Grant Date shall be the first date following the expiration of a Closed Period on which the Company would not be prohibited from granting French-qualified Options under the rules of the U.S. Plan and the French Sub-Plan and the exercise price per Share shall be set as of the Effective Grant Date.

2.  Conditions of French-Qualified Options.

(a)           The exercise price and number of underlying Shares shall not be modified after the Grant Date, except as provided in Sections II.5 of this French Sub-Plan, or as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-qualified Option.

(b)           The French-qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Sub-Plan, and the applicable Share Award Agreement delivered to each French Participant.

(c)           The exercise price per Share payable pursuant to French-qualified Options granted under this French Sub-Plan shall be fixed by the Committee on the Grant Date (or the Effective Grant Date). In no event shall the exercise price per Share be less than the greatest of the following:

(i)            with respect to purchase share options, the higher of either 95% of the average of the quotation price of the Shares during the 20 trading days immediately preceding the Grant Date (or the Effective Grant Date) or 95% of the average purchase price paid for such Shares by the Company;

(ii)           with respect to subscription share options, 95% of the average of the quotation price of such Shares during the 20 trading days immediately preceding the Grant Date (or the Effective Grant Date); and

(iii)          the minimum exercise price permitted under the U.S. Plan.

3.  Exercise of French-Qualified Options.

(a)  Exercisability.  When a French-qualified Option is granted, the Committee shall fix the period within which the Option vests and may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. Specifically, the Committee, in order to obtain the specific tax and social security treatment pursuant to the relevant Section of the French Tax Code, as amended, or the relevant Section of the French Social Security Code, as amended, may provide for a holding period measured from the Effective Grant Date for the vesting or exercise of a French-qualified Option or for the sale of Shares acquired pursuant to such exercise. Such holding period for the vesting or exercise of a French-qualified Option or the sale of Shares, if any required, shall be set forth in the applicable Share Award Agreement. The holding period restricting the sale of Shares shall not exceed three years from the exercise date of a French-qualified Option.

(b)  Payment of Exercise Price and Withholding.  Upon exercise of a French-qualified Option, the full exercise price and any required withholding tax and/or social security contributions shall be paid by the French Participant as set forth in the applicable Share Award Agreement. Under a “same day sale” program, the French Participant may give irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price. No delivery of other Shares already owned by the French Participant may be used to pay the exercise price.

(c)  Death.  In the event of the death of a French Participant, his or her French-qualified Options thereafter shall be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Sub-Plan.

(d)  Termination (Other than Disability or Forced Retirement).  If a French Participant is terminated or ceases to be employed by the Company or a French Entity, his or her French-qualified Options will be exercisable in accordance with the provisions of the applicable Share Award Agreement.

(e)  Account for Shares.  The Shares acquired upon exercise of a French-qualified Option will be recorded in an account in the name of the French Participant with the Company or a broker or in such manner as the Company otherwise may determine in order to ensure compliance with applicable laws, including any requisite holding periods.

4.  Death.  Upon the death of a French Participant during active employment, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs or the legal representative of his or her estate for the six (6)-month period following the date of the French Participant’s death. Upon the death of a French Participant after termination of active employment, the treatment of French-qualified Options will be as set forth in the applicable Share Award Agreement and, to the extent vested at the time of the French Participant’s death, the French-qualified Options may be exercised in full by the French Participant’s heirs or the legal representative of his or her estate for the six (6)-month period following the date of the French Participant’s death. In any case, any French-qualified Option that remains unexercised shall expire six (6) months after the French Participant’s date of death. The six (6)-month exercise period shall apply without regard to the term of the French-qualified Options as described in Section II.6 of this French Sub-Plan.

5.  Adjustments and Change of Control.  Adjustments of the French-qualified Options granted hereunder may be made to preclude the dilution or enlargement of benefits under the French-qualified Options in the event of a transaction by the Company as set forth in Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price higher than the share quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. Should adjustments be made in the case of a transaction for which adjustments are not recognized under such French laws, the Options may no longer qualify as French-qualified Options.

In the event of capitalization adjustments or adjustments upon a Change of Control as set forth in Article XII of the U.S. Plan, the Options may no longer qualify as French-qualified Options unless the adjustments are recognized under applicable French legal and tax rules. The Board or Committee, at its discretion, may make adjustments to the Options, notwithstanding that the adjustment is not recognized under French law; however, in such case, the Options may no longer qualify as French-qualified Options. Finally, if the French-qualified Options are assumed or substituted or if vesting or exercisability is accelerated due to a Change of Control, the Options may no longer be considered as French-qualified Options.

6.  Term of French-Qualified Options.  French-qualified Options granted pursuant to this French Sub-Plan will expire no later than six (6) years and six (6) months after the Grant Date (or Effective Grant Date), unless otherwise specified in the applicable Share Award Agreement. The Option term will be extended only upon the death of a French Participant, but in no event will any French-qualified Option be exercisable beyond six (6) months following the French Participant’s date of death.

7.  Interpretation.  The Options granted under this French Sub-Plan are intended to qualify for the specific tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but the Company does not undertake to maintain this status. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax, and reporting obligations, to the extent applicable. In the event of any conflict between the provisions of this French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan shall control for any grants of Options made hereunder to French Participants.

III.  FRENCH-QUALIFIED RESTRICTED SHARE UNITS.

1.  Conditions of the French-Qualified RSUs.

(a)  Vesting of French-Qualified RSUs.  French-qualified RSUs shall not vest and the Shares underlying the French-qualified RSUs shall not be delivered to the French Participants prior to the expiration of the specific period calculated from the Grant Date as may be required to comply with the minimum mandatory vesting period applicable to French-qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security treatment in France. However, notwithstanding the vesting requirements described above, upon the death of a French Participant, all of his or her outstanding French-qualified RSUs shall become transferable under the conditions set forth in Section III.3 of this French Sub-Plan. In the event of Disability (as defined in this French Sub-Plan), the French Participant’s outstanding French-qualified RSUs may become vested without regard to the minimum mandatory vesting period described above, if so determined by the Company and set forth in the applicable Share Award Agreement.

(b)  Holding of Shares.  The sale or transfer of Shares issued pursuant to the French-qualified RSUs may not occur prior to the relevant anniversary of the Vesting Date specified by the Committee as may be required to comply with the minimum mandatory holding period applicable to French-qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific tax and social security regime, even if the French Participant is no longer an employee or corporate officer of a French Entity. In addition, the Shares issued pursuant to the French-qualified RSUs may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to Shares underlying French-qualified RSUs.

(c)  French Participant’s Account.  Shares issued pursuant to the French-qualified RSUs shall be recorded and held in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may determine in order to ensure compliance with applicable laws, including any required holding periods.

2.  Adjustments and Change of Control.  In the event of capitalization adjustments or adjustments upon a Change of Control as set forth in Article XII of the U.S. Plan, the Restricted Share Units and Performance Share Units may no longer qualify as French-qualified RSUs unless the adjustments are recognized under applicable French legal and tax rules. The Board or Committee, at its discretion, may make adjustments to the Restricted Share Units and/or Performance Share Units, notwithstanding that the adjustments are not recognized under French law, in which case the Restricted Share Units and/or Performance Share Units may no longer qualify as French-qualified RSUs. Finally, if the French-qualified RSUs are assumed or substituted or if vesting or the holding period is accelerated due to a Change of Control, the Restricted Share Units and/or Performance Share Units may no longer be considered as French-qualified RSUs.

3.  Death and Disability.  Upon the death of a French Participant, any French-qualified RSUs held by the French Participant at the time of death shall become immediately transferable to the French Participant’s heirs. The Company shall issue the Shares to the French Participant’s heirs, at their request, provided the heirs contact the Company and request such transfer of the shares within six (6) months following the death of the French Participant. If the French Participant’s heirs do not request the issuance of the Shares underlying the French-qualified RSUs within six (6) months after the French Participant’s death, the French-qualified RSUs will be forfeited. The French participant’s heirs shall not be subject to the restrictions on the transfer of Shares set forth in Section III.1(b) of this French Sub-Plan. If a French Participant ceases to be employed by the Company or a French Entity by reason of his or her Disability (as defined in this French Sub-Plan), the French Participant shall not be subject to the restrictions on the transfer of Shares set forth in Section III.1(b) of this French Sub-Plan.

4.  Interpretation.  The Restricted Share Units and Performance Share Units granted under this French Sub-Plan are intended to qualify for the specific tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but the Company does not undertake to maintain this status. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax, and reporting obligations, to the extent applicable. In the event of any conflict between the provisions of this French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan shall control for any grants of Restricted Share Units and Performance Share Units made hereunder to French Participants.

IV.  ADOPTION.

The French Sub-Plan, in its entirety, was adopted by the Committee’s Delegate and became effective July 25, 2016.